UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 11, 2016

FlexShopper, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-52589	20-5456087
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

2700 North Military Trail, Ste. 200 Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 419-2923

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2016, FlexShopper, Inc. (the “Company”), through a wholly-owned subsidiary (the “Borrower”), entered into a third amendment, consent and temporary waiver (the “Third Amendment”) to the Credit Agreement originally entered into on March 6, 2015 (the “Credit Agreement”) by and among the Borrower and WE 2014-1, LLC, an affiliate of Waterfall Asset Management, LLC (“Waterfall”), and certain other lenders thereunder from time to time (collectively, the “Lender”). The Third Amendment amended the Credit Agreement to, among other things, add a new financial covenant requiring the Borrower to maintain at least $1,500,000 in unrestricted cash at all times.

The Third Amendment also included a temporary waiver of the Borrower’s non-compliance with the financial covenant requiring the Company and its subsidiaries to have an Equity Book Value (as defined in the Credit Agreement) of at least $7.0 million as of December 31, 2015 and as of March 31, 2016. The non-compliance was the result of the Company’s increased costs to meet and originate the high lease volume during the fourth quarter of 2015. The temporary waiver will expire if, on or before May 13, 2016, the Borrower has not demonstrated that it is in compliance with the March 31, 2016 financial covenant requirements as of April 30, 2016.

Finally, the Third Amendment includes a consent by the Lender to a $1,000,000 promissory note (the “Promissory Note”) in favor of Marc Malaga, the Company’s Executive Vice President of Operations. Interest on the Promissory Note accrues at the rate of 15.0% per annum and all outstanding principal and accrued interest is payable on demand by Mr. Malaga. The Promissory Note is secured by substantially all of the Company’s assets. The proceeds from the Promissory Note will be used to provide additional working capital.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FlexShopper, Inc.
February 18, 2016
	By:	/s/ Brad Bernstein
Brad Bernstein, Chief Executive Officer

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